EXHIBIT 99.1
News Release Contacts:
MEDIA: Mayura Hooper Charles Schwab Phone: 415-667-1525	INVESTORS/ANALYSTS: Jeff Edwards Charles Schwab Phone: 415-667-1524

SCHWAB REPORTS RECORD QUARTERLY AND FULL-YEAR EARNINGS PER SHARE
Quarterly and Annual Core Net New Assets Total $162.2 Billion and $558.2 Billion, Both Records
Total Client Assets Reach a Record $8.14 Trillion at Year-end, up 22% Versus December 2020

    WESTLAKE, Texas, January 18, 2022 – The Charles Schwab Corporation announced today that its net income for the fourth quarter of 2021 was a record $1.6 billion compared with $1.5 billion for the third quarter of 2021, and $1.1 billion for the fourth quarter of 2020. Net income for the twelve months ended December 31, 2021 was a record $5.9 billion, compared with $3.3 billion for the year-earlier period. The company’s financial results include TD Ameritrade from October 6, 2020 forward, as well as certain acquisition and integration-related costs and the amortization of acquired intangibles. For the fourth quarter and the twelve months of 2021, these transaction-related expenses totaled $255 million and $1.1 billion, respectively, on a pre-tax basis.

	Three Months Ended December 31,		%	Twelve Months Ended December 31,		%
Financial Highlights (1)	2021	2020	Change	2021	2020	Change

Net revenues (in millions)	$4,708	$4,176	13%	$18,520	$11,691	58%
Net income (in millions)
GAAP	$1,580	$1,135	39%	$5,855	$3,299	77%
Adjusted (1)	$1,775	$1,459	22%	$6,670	$3,777	77%
Diluted earnings per common share
GAAP	$.76	$.57	33%	$2.83	$2.12	33%
Adjusted (1)	$.86	$.74	16%	$3.25	$2.45	33%
Pre-tax profit margin
GAAP	43.0%	35.3%		41.6%	36.8%
Adjusted (1)	48.4%	45.6%		47.5%	42.2%
Return on average common
stockholders’ equity (annualized)	12%	11%		11%	9%
Return on tangible
common equity (annualized) (1)	24%	21%		22%	15%

Note: All per-share results are rounded to the nearest cent, based on weighted-average diluted common shares outstanding.
(1) Further details on non-GAAP financial measures and a reconciliation of such measures to GAAP reported results are included on pages 11-12 of this release.

CEO Walt Bettinger said, “We delivered another year of record-breaking growth and financial performance in 2021 by staying true to our “Through Clients’ Eyes” strategy in the face of a fluctuating environment. That shifting picture included strengthening investor optimism early on, fueled by an advancing economic recovery, expanding vaccine rollouts and government aid packages. Then came increasing debates regarding the overall pace of economic growth, the potential path of inflation, and the ultimate impact of multiple global market disruptions. After rising throughout the first half of 2021, the major equity indices were essentially flat during the summer months before the ongoing recovery helped them close the year at near-record levels. While short-term interest rates remained near zero throughout the year, longer-term rates began to rise initially, then eased and rose again in keeping with the economic outlook - the 10-year Treasury yield finally ended 2021 at 1.52%, up 59 basis points from year-end 2020.”

Mr. Bettinger continued, “Investors remained actively engaged with the markets throughout the year, and our competitive positioning as a trusted financial partner offering both value and service continued to resonate in the marketplace. While some measures of engagement eased from the extraordinary levels seen during the first quarter 2021 ‘re-opening’ surge, activity generally exceeded the fourth quarter of 2020, when we included TD Ameritrade in our results for the first time, and core net new assets set yet another record over the final three months of 2021 at $162.2 billion. Clients brought us $80.3 billion in December alone, 28% above our prior single-month record, and our full-year total of $558.2 billion represents an 8% annual organic growth rate. We ended the year with $8.14 trillion in client assets across 33.2 million brokerage accounts, increases of 22% and 12%, respectively.”

Mr. Bettinger added, “Even as we worked to support unprecedented levels of client activity during 2021, the Schwab team continued to drive progress across our key strategic priorities of scale and efficiency, win-win monetization, and segmentation. We kept the TDA integration on track, launched a newly combined version of our Schwab Advisor Network referral program, and hired over 3,000 client service professionals. We broadened our clients’ access to fixed income investment choices by launching and expanding our Wasmer SchroederTM Strategies lineup of separately managed accounts, which now spans 25 taxable and non-taxable alternatives, including several positive impact strategies. We also added another option for clients to incorporate environmental, social and governance (ESG) factor-based investing in their portfolios by collaborating with Ariel Investments, LLC to launch the Schwab® Ariel ESG ETF, our first proprietary ESG fund and first active ETF. Additionally, we enhanced the digital onboarding experience for new accounts opened by the independent advisors who custody with Schwab, and we expanded their access to Schwab Advisor Portfolio Connect®, our proprietary portfolio management capability. Other noteworthy client initiatives included the addition of person-to-person payment capabilities via Zelle® and the introduction of the Schwab Starter Kit™, a new experience designed to support first-time investors with tailored educational content and tools, along with $50 in funding for an initial purchase of fractional shares, to help them develop their knowledge and confidence as they begin to build their financial futures with us. Clients continued to turn to us as a trusted source of help and guidance throughout 2021 – assets enrolled in one of our advisory offerings rose to $559.2 billion across Investor Services by year-end, up 19% from year-earlier levels. Furthermore, utilization of our bank lending capabilities rose at an even faster pace last year, with outstanding balances of mortgage loans and secured credit lines rising by a combined total of $11.0 billion, or 48%, during 2021 to end the year at $33.8 billion.”

Mr. Bettinger concluded, “Successfully focusing on quality client service while pushing forward with firm-wide initiatives to build a stronger and more capable company would be demanding in any environment. I believe doing so amidst the tumult of the last few years is truly extraordinary. I can’t say this enough – Schwab’s achievements are only possible because thousands of talented individuals show up for work every day, ready to continue creating a better version of modern wealth management for our clients. Following four recent acquisitions, including the largest brokerage transaction in history, I’m particularly proud of our progress in uniting as a single team, pulling in the same direction through challenge after challenge, supporting each other and our clients as we pursue Chuck Schwab’s vision. I share his excitement and passion for our combined organization’s potential, and remain convinced we have the talent, culture, and client-first strategy needed to pursue the tremendous growth opportunities ahead of us.”

CFO Peter Crawford said, “Our fourth quarter and full-year 2021 financial results demonstrate the impressive performance that our all-weather business model can produce when our strong business momentum aligns with easing macroeconomic headwinds. With interest rates stabilizing and even rebounding somewhat to end above year-end 2020 levels, fourth quarter net interest revenue increased 18% over the year-earlier period, as strong asset gathering helped lift investment portfolio balances while client utilization of our range of lending products continued to expand. Asset management and administration fees were up 12% year-over-year due to rising balances in advisory solutions, as well as proprietary and third-party mutual funds and ETFs. Including 19% growth in trading revenue driven by higher activity levels, our total fourth quarter revenues were up 13% to $4.7 billion. Pivoting to expenses, our total GAAP spending was essentially flat versus a year ago at $2.7 billion, which included $101 million in acquisition and integration-related costs and $154 million in amortization of acquired intangibles. Adjusted total expenses (1) were up 7% year-over-year, reflecting robust client engagement and business growth, as well as the 5% employee salary increase that went into effect at the end of September. Strong revenue growth and disciplined expense management enabled us to produce a 43.0% pre-tax profit margin for the fourth quarter – 48.4% on an adjusted basis (1) – and helped our full-year margins reach 41.6% and 47.5%, respectively. I believe that achieving this level of profitability in 2021, on revenues that approached $19 billion despite the persistence of historically low interest rates, is a testament to the combined Schwab team’s relentless attention to driving scale and efficiency – that’s what enables us to provide clients with the service they trust us to deliver while continuing to invest in our strategic agenda.”

Mr. Crawford added, “Our balance sheet expanded to end 2021 with total assets of $667 billion, up 22% versus December 31, 2020. Last year’s increase was driven primarily by client asset flows, as well as approximately $10 billion in bank deposit account migrations. We also added a net $10.2 billion to outstanding debt largely for liquidity management purposes, and increased preferred stock by $2.3 billion to help support continued business growth. The company’s preliminary Tier 1 Leverage Ratio was 6.2% at year-end 2021. Our ongoing capital management and healthy financial performance helped support consistently solid returns on capital throughout the year – we delivered a double-digit return on equity and a ROTCE (1) of at least 20% every quarter, ending with full-year results of 11% and 22%, respectively.”

Mr. Crawford concluded, “The operating environment, our own strategic and competitive success, and unprecedented levels of client engagement and activity all came together in 2021 to help us deliver impressive financial performance. No one could have predicted the way the year would unfold, and we certainly can’t predict what 2022 holds in store for us. What we have long known, however, and what the events of 2021 have reinforced, is that success with clients and consistent growth over time is only made possible by managing for the long-term and by putting clients first, serving them with clarity and focus in all environments. Maintaining a rock-solid balance sheet and robust capital position enables us to concentrate on leveraging our client focus into sustained business momentum that helps build long-term stockholder value.”

(1) Further details on non-GAAP financial measures and a reconciliation of such measures to GAAP reported results are included on pages 11-12 of this release.

Commentary from the CFO
Periodically, our Chief Financial Officer provides insight and commentary regarding Schwab’s financial picture at: https://www.aboutschwab.com/cfo-commentary. The most recent commentary, which provides perspective on recent account activity was posted on May 14, 2021.

Winter Business Update
The company has scheduled a Winter Business Update for institutional investors on Friday, January 28, 2022. The Update, which will be held via webcast, is scheduled to run from approximately 8:00 a.m. - 12:30 p.m. PT, 11:00 am - 3:30 pm ET. Registration for this Update is accessible at https://www.aboutschwab.com/schwabevents.

Forward-Looking Statements
This press release contains forward-looking statements relating to strategic priorities; TD Ameritrade integration; investments to attract and retain talent, improve service and the client experience, expand products, services and offerings to meet client needs, diversify revenues, and drive scale and efficiency; growth opportunities; business momentum; balance sheet and capital position; growth in the client base, accounts, and assets; and stockholder value. These forward-looking statements reflect management’s expectations as of the date hereof. Achievement of these expectations and objectives is subject to risks and uncertainties that could cause actual results to differ materially from the expressed expectations.

Important factors that may cause such differences include, but are not limited to, the company’s ability to develop and launch new and enhanced products, services, and capabilities, as well as enhance its infrastructure and capacity, in a timely and successful manner; hire and retain talent; successfully implement integration strategies and plans; support client activity levels; monetize client assets; attract and retain clients and independent investment advisors and grow those relationships and client assets; and manage expenses. Other important factors include general market conditions, including equity valuations, trading activity, and the level of interest rates – which can impact money market fund fee waivers; market volatility; client use of the company’s advisory solutions and other products and services; client sensitivity to rates; level of client assets, including cash balances; capital and liquidity needs and management; the migration of bank deposit account balances; balance sheet cash; the scope and duration of the COVID-19 pandemic and actions taken by governmental authorities to contain the spread of the virus and the economic impact; adverse developments in the resolution and settlement amount of the pending regulatory matter; and other factors set forth in the company’s most recent reports on Form 10-K and Form 10-Q.

About Charles Schwab
The Charles Schwab Corporation (NYSE: SCHW) is a leading provider of financial services, with 33.2 million active brokerage accounts, 2.2 million corporate retirement plan participants, 1.5 million banking accounts, and approximately $8.14 trillion in client assets. Through its operating subsidiaries, the company provides a full range of wealth management, securities brokerage, banking, asset management, custody, and financial advisory services to individual investors and independent investment advisors. Its broker-dealer subsidiaries, Charles Schwab & Co., Inc., TD Ameritrade, Inc., and TD Ameritrade Clearing, Inc., (members SIPC, https://www.sipc.org), and their affiliates offer a complete range of investment services and products including an extensive selection of mutual funds; financial planning and investment advice; retirement plan and equity compensation plan services; referrals to independent, fee-based investment advisors; and custodial, operational and trading support for independent, fee-based investment advisors through Schwab Advisor Services. Its primary banking subsidiary, Charles Schwab Bank, SSB (member FDIC and an Equal Housing Lender), provides banking and lending services and products. More information is available at https://www.aboutschwab.com.

TD Ameritrade, Inc. and TD Ameritrade Clearing, Inc. are separate but affiliated companies and subsidiaries of TD Ameritrade Holding Corporation. TD Ameritrade Holding Corporation is a wholly owned subsidiary of The Charles Schwab Corporation. TD Ameritrade is a trademark jointly owned by TD Ameritrade IP Company, Inc. and The Toronto-Dominion Bank.

THE CHARLES SCHWAB CORPORATION
Consolidated Statements of Income
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net Revenues
Interest revenue	$2,270	$1,905	$8,506	$6,531
Interest expense	(128)	(96)	(476)	(418)
Net interest revenue	2,142	1,809	8,030	6,113
Asset management and administration fees (1)	1,110	987	4,274	3,475
Trading revenue	1,017	854	4,152	1,416
Bank deposit account fees	304	355	1,315	355
Other	135	171	749	332
Total net revenues	4,708	4,176	18,520	11,691
Expenses Excluding Interest
Compensation and benefits	1,399	1,398	5,450	3,954
Professional services	271	269	994	843
Occupancy and equipment	254	254	976	703
Advertising and market development	122	123	485	326
Communications	130	127	587	353
Depreciation and amortization	145	130	549	414
Amortization of acquired intangible assets	154	147	615	190
Regulatory fees and assessments	67	57	275	163
Other	143	195	876	445
Total expenses excluding interest	2,685	2,700	10,807	7,391
Income before taxes on income	2,023	1,476	7,713	4,300
Taxes on income	443	341	1,858	1,001
Net Income	1,580	1,135	5,855	3,299
Preferred stock dividends and other	131	85	495	256
Net Income Available to Common Stockholders	$1,449	$1,050	$5,360	$3,043
Weighted-Average Common Shares Outstanding:
Basic	1,892	1,848	1,887	1,429
Diluted	1,902	1,855	1,897	1,435
Earnings Per Common Shares Outstanding (2):
Basic	$.77	$.57	$2.84	$2.13
Diluted	$.76	$.57	$2.83	$2.12

(1) Includes fee waivers of $80 million and $326 million for the three and twelve months ended December 31, 2021, respectively, and $68 million and $127 million for the three and twelve months ended December 31, 2020, respectively.
(2) The Company has voting and nonvoting common stock outstanding. As the participation rights, including dividend and liquidation rights, are identical between the voting and nonvoting stock classes, basic and diluted earnings per share are the same for each class.

THE CHARLES SCHWAB CORPORATION
Financial and Operating Highlights
(Unaudited)
	Q4-21 % change		2021				2020
	vs.	vs.	Fourth	Third	Second	First	Fourth
(In millions, except per share amounts and as noted)	Q4-20	Q3-21	Quarter	Quarter	Quarter	Quarter	Quarter
Net Revenues
Net interest revenue	18%	6%	$2,142	$2,030	$1,947	$1,911	$1,809
Asset management and administration fees	12%	1%	1,110	1,101	1,047	1,016	987
Trading revenue	19%	5%	1,017	964	955	1,216	854
Bank deposit account fees	(14)%	(6)%	304	323	337	351	355
Other	(21)%	(11)%	135	152	241	221	171
Total net revenues	13%	3%	4,708	4,570	4,527	4,715	4,176
Expenses Excluding Interest
Compensation and benefits	—	7%	1,399	1,303	1,318	1,430	1,398
Professional services	1%	8%	271	250	247	226	269
Occupancy and equipment	—	3%	254	246	239	237	254
Advertising and market development	(1)%	3%	122	119	128	116	123
Communications	2%	(10)%	130	144	166	147	127
Depreciation and amortization	12%	4%	145	140	135	129	130
Amortization of acquired intangible assets	5%	1%	154	153	154	154	147
Regulatory fees and assessments	18%	5%	67	64	66	78	57
Other	(27)%	2%	143	140	355	238	195
Total expenses excluding interest	(1)%	5%	2,685	2,559	2,808	2,755	2,700
Income before taxes on income	37%	1%	2,023	2,011	1,719	1,960	1,476
Taxes on income	30%	(9)%	443	485	454	476	341
Net Income	39%	4%	$1,580	$1,526	$1,265	$1,484	$1,135
Preferred stock dividends and other	54%	9%	131	120	148	96	85
Net Income Available to Common Stockholders	38%	3%	$1,449	$1,406	$1,117	$1,388	$1,050
Earnings per common share (1):
Basic	35%	4%	$.77	$.74	$.59	$.74	$.57
Diluted	33%	3%	$.76	$.74	$.59	$.73	$.57
Dividends declared per common share	—	—	$.18	$.18	$.18	$.18	$.18
Weighted-average common shares outstanding:
Basic	2%	—	1,892	1,888	1,886	1,882	1,848
Diluted	3%	—	1,902	1,898	1,896	1,892	1,855
Performance Measures
Pre-tax profit margin			43.0%	44.0%	38.0%	41.6%	35.3%
Return on average common stockholders’ equity (annualized) (2)			12%	12%	10%	12%	11%
Financial Condition (at quarter end, in billions)
Cash and cash equivalents	56%	84%	$63.0	$34.3	$30.3	$48.6	$40.3
Cash and investments segregated	7%	27%	53.9	42.3	39.9	40.4	50.4
Receivables from brokerage clients — net	41%	5%	90.6	86.6	82.2	74.7	64.4
Available for sale securities	16%	3%	390.1	377.0	359.6	341.6	337.4
Bank loans — net	45%	9%	34.6	31.6	28.9	25.4	23.8
Total assets	22%	10%	667.3	607.5	574.5	563.5	549.0
Bank deposits	24%	12%	443.8	395.3	368.6	369.9	358.0
Payables to brokerage clients	21%	11%	125.7	113.1	105.0	101.3	104.2
Short-term borrowings	N/M	63%	4.9	3.0	3.5	2.5	—
Long-term debt	39%	(3)%	18.9	19.5	18.7	17.7	13.6
Stockholders’ equity	—	(2)%	56.3	57.4	57.5	55.6	56.1
Other
Full-time equivalent employees (at quarter end, in thousands)	4%	3%	33.4	32.4	32.5	32.0	32.0
Capital expenditures — purchases of equipment, office facilities, and property, net (in millions)	116%	145%	$431	$176	$225	$209	$200
Expenses excluding interest as a percentage of average client assets (annualized)			0.13%	0.13%	0.15%	0.16%	0.17%
Clients’ Daily Average Trades (DATs) (in thousands)	5%	10%	6,102	5,549	6,042	8,414	5,796
Number of Trading Days	1%	(1)%	63.5	64.0	63.0	61.0	63.0
Revenue Per Trade (3)	12%	(3)%	$2.62	$2.71	$2.51	$2.37	$2.34

Note: The above table reflects the recognition of TD Ameritrade’s assets acquired and liabilities assumed at fair value as of October 6, 2020. Results of operations and metrics are inclusive of TD Ameritrade beginning October 6, 2020.
(1) The Company has voting and nonvoting common stock outstanding. As the participation rights, including dividend and liquidation rights, are identical between the voting and nonvoting stock classes, basic and diluted earnings per share are the same for each class.
(2) Return on average common stockholders’ equity is calculated using net income available to common stockholders divided by average common stockholders’ equity.
(3) Revenue per trade is calculated as trading revenue divided by DATs multiplied by the number of trading days.
N/M Not meaningful. Percentage changes greater than 200% are presented as not meaningful.

THE CHARLES SCHWAB CORPORATION
Net Interest Revenue Information
(In millions, except ratios or as noted)
(Unaudited)

	Three Months Ended December 31,						Twelve Months Ended December 31,
	2021			2020			2021			2020
	Average Balance	Interest Revenue/ Expense	Average Yield/ Rate	Average Balance	Interest Revenue/ Expense	Average Yield/ Rate	Average Balance	Interest Revenue/ Expense	Average Yield/ Rate	Average Balance	Interest Revenue/ Expense	Average Yield/ Rate
Interest-earning assets
Cash and cash equivalents	$41,735	$13	0.11%	$35,008	$8	0.09%	$40,325	$40	0.10%	$39,052	$120	0.30%
Cash and investments segregated	44,027	5	0.05%	45,828	13	0.11%	43,942	24	0.05%	34,100	141	0.41%
Receivables from brokerage clients	86,485	655	2.97%	53,719	444	3.23%	77,768	2,455	3.11%	28,058	848	2.97%
Available for sale securities (1)	382,776	1,260	1.31%	305,231	1,103	1.44%	357,122	4,641	1.30%	253,555	4,537	1.78%
Bank loans	33,102	172	2.08%	22,971	134	2.34%	28,789	620	2.15%	20,932	545	2.60%
Total interest-earning assets	588,125	2,105	1.42%	462,757	1,702	1.46%	547,946	7,780	1.41%	375,697	6,191	1.64%
Securities lending revenue		163			201			720			334
Other interest revenue		2			2			6			6
Total interest-earning assets	$588,125	$2,270	1.53%	$462,757	$1,905	1.63%	$547,946	$8,506	1.54%	$375,697	$6,531	1.73%
Funding sources
Bank deposits	$409,961	$14	0.01%	$336,912	$12	0.01%	$381,549	$54	0.01%	$291,206	$93	0.03%
Payables to brokerage clients	99,325	2	0.01%	77,160	2	0.01%	91,667	9	0.01%	46,347	12	0.02%
Short-term borrowings (2)	4,294	3	0.27%	306	—	0.19%	3,040	9	0.30%	89	—	0.20%
Long-term debt	19,124	103	2.14%	11,903	77	2.59%	17,704	384	2.17%	8,992	289	3.22%
Total interest-bearing liabilities	532,704	122	0.09%	426,281	91	0.09%	493,960	456	0.09%	346,634	394	0.11%
Non-interest-bearing funding sources	55,421			36,476			53,986			29,063
Securities lending expense		8			7			24			33
Other interest expense		(2)			(2)			(4)			(9)
Total funding sources	$588,125	$128	0.09%	$462,757	$96	0.08%	$547,946	$476	0.09%	$375,697	$418	0.11%
Net interest revenue		$2,142	1.44%		$1,809	1.55%		$8,030	1.45%		$6,113	1.62%
(1) Amounts have been calculated based on amortized cost.
(2) Interest revenue or expense was less than $500 thousand in the period or periods presented.

THE CHARLES SCHWAB CORPORATION
Asset Management and Administration Fees Information
(In millions, except ratios or as noted)
(Unaudited)

	Three Months Ended December 31,						Twelve Months Ended December 31,
	2021			2020			2021			2020
	Average Client Assets	Revenue	Average Fee	Average Client Assets	Revenue	Average Fee	Average Client Assets	Revenue	Average Fee	Average Client Assets	Revenue	Average Fee
Schwab money market funds before fee waivers	$147,035	$109	0.29%	$183,846	$136	0.29%	$155,821	$457	0.29%	$200,119	$605	0.30%
Fee waivers		(80)			(68)			(326)			(127)
Schwab money market funds	147,035	29	0.08%	183,846	68	0.15%	155,821	131	0.08%	200,119	478	0.24%
Schwab equity and bond funds, ETFs, and collective trust funds (CTFs)	462,059	101	0.09%	334,113	81	0.10%	423,999	380	0.09%	301,598	300	0.10%
Mutual Fund OneSource® and other non- transaction fee funds	231,438	184	0.32%	208,397	163	0.31%	229,342	724	0.32%	192,464	599	0.31%
Other third-party mutual funds and ETFs (1)	928,989	193	0.08%	763,494	158	0.08%	898,248	726	0.08%	525,379	393	0.07%
Total mutual funds, ETFs, and CTFs (2)	$1,769,521	507	0.11%	$1,489,850	470	0.13%	$1,707,410	1,961	0.11%	$1,219,560	1,770	0.15%
Advice solutions (2)
Fee-based	$473,443	524	0.44%	$392,148	444	0.45%	$452,503	1,993	0.44%	$306,010	1,443	0.47%
Non-fee-based	96,374	—	—	78,332	—	—	89,911	—	—	73,161	—	—
Total advice solutions	$569,817	524	0.36%	$470,480	444	0.38%	$542,414	1,993	0.37%	$379,171	1,443	0.38%
Other balance-based fees (3)	644,164	64	0.04%	520,830	58	0.04%	614,787	259	0.04%	451,350	208	0.05%
Other (4)		15			15			61			54
Total asset management and administration fees		$1,110			$987			$4,274			$3,475
(1) Beginning in the fourth quarter of 2020, includes third-party money funds related to the acquisition of TD Ameritrade.
(2) Advice solutions include managed portfolios, specialized strategies, and customized investment advice such as Schwab Private ClientTM, Schwab Managed PortfoliosTM, Managed Account Select®, Schwab Advisor Network®, Windhaven® Strategies, ThomasPartners® Strategies, Schwab Index Advantage® advised retirement plan balances, Schwab Intelligent Portfolios®, Institutional Intelligent Portfolios®, Schwab Intelligent Portfolios Premium®, TD Ameritrade AdvisorDirect®, Essential Portfolios, Selective Portfolios, and Personalized Portfolios; as well as legacy non-fee advice solutions including Schwab Advisor Source and certain retirement plan balances. Average client assets for advice solutions may also include the asset balances contained in the mutual fund and/or ETF categories listed above. For the total end of period view, please see the Monthly Activity Report.
(3) Includes various asset-related fees, such as trust fees, 401(k) recordkeeping fees, and mutual fund clearing fees and other service fees.
(4) Includes miscellaneous service and transaction fees relating to mutual funds and ETFs that are not balance-based.

THE CHARLES SCHWAB CORPORATION
Growth in Client Assets and Accounts
(Unaudited)

	Q4-21 % Change		2021				2020
	vs.	vs.	Fourth	Third	Second	First	Fourth
(In billions, at quarter end, except as noted)	Q4-20	Q3-21	Quarter	Quarter	Quarter	Quarter	Quarter
Assets in client accounts
Schwab One®, certain cash equivalents and bank deposits	23%	12%	$566.1	$503.9	$469.5	$467.3	$458.4
Bank deposit account balances	(4)%	3%	158.5	153.3	161.9	164.2	165.9
Proprietary mutual funds (Schwab Funds® and Laudus Funds®) and CTFs
Money market funds (1)	(17)%	(1)%	146.5	147.7	151.9	163.6	176.1
Equity and bond funds and CTFs (2)	28%	9%	183.1	167.4	165.9	152.9	142.9
Total proprietary mutual funds and CTFs	3%	5%	329.6	315.1	317.8	316.5	319.0
Mutual Fund Marketplace® (3)
Mutual Fund OneSource® and other non-transaction fee funds	5%	—	234.9	234.7	240.2	227.3	223.9
Mutual fund clearing services	1%	(7)%	254.2	271.9	271.3	248.7	252.9
Other third-party mutual funds (4)	15%	3%	1,497.7	1,450.1	1,441.5	1,375.8	1,304.6
Total Mutual Fund Marketplace	12%	2%	1,986.8	1,956.7	1,953.0	1,851.8	1,781.4
Total mutual fund assets	10%	2%	2,316.4	2,271.8	2,270.8	2,168.3	2,100.4
Exchange-traded funds (ETFs)
Proprietary ETFs (2)	37%	8%	271.8	251.6	245.2	220.9	198.8
Other third-party ETFs	37%	10%	1,296.4	1,183.7	1,158.8	1,035.1	947.3
Total ETF assets	37%	9%	1,568.2	1,435.3	1,404.0	1,256.0	1,146.1
Equity and other securities	30%	10%	3,259.8	2,976.7	2,988.8	2,721.0	2,504.7
Fixed income securities	(5)%	—	356.4	356.8	359.6	364.5	377.1
Margin loans outstanding	44%	4%	(87.4)	(83.8)	(79.8)	(72.2)	(60.9)
Total client assets	22%	7%	$8,138.0	$7,614.0	$7,574.8	$7,069.1	$6,691.7
Client assets by business
Investor Services	20%	6%	$4,400.7	$4,137.7	$4,146.2	$3,865.9	$3,667.9
Advisor Services	24%	8%	3,737.3	3,476.3	3,428.6	3,203.2	3,023.8
Total client assets	22%	7%	$8,138.0	$7,614.0	$7,574.8	$7,069.1	$6,691.7
Net growth in assets in client accounts (for the quarter ended)
Net new assets by business
Investor Services (5)	(96)%	(42)%	$33.4	$57.9	$44.5	$65.1	$939.2
Advisor Services (6)	(87)%	25%	101.2	81.1	64.3	68.7	751.5
Total net new assets	(92)%	(3)%	$134.6	$139.0	$108.8	$133.8	$1,690.7
Net market gains (losses)	(36)%	N/M	389.4	(99.8)	396.9	243.6	605.7
Net growth (decline)	(77)%	N/M	$524.0	$39.2	$505.7	$377.4	$2,296.4
New brokerage accounts (in thousands, for the quarter ended) (7)	(92)%	12%	1,318	1,178	1,657	3,153	15,774
Client accounts (in thousands)
Active brokerage accounts	12%	1%	33,165	32,675	32,265	31,902	29,629
Banking accounts (8)	—	(5)%	1,499	1,580	1,574	1,608	1,499
Corporate retirement plan participants	7%	—	2,200	2,207	2,149	2,105	2,054

(1) Total client assets in purchased money market funds are located at: https://www.aboutschwab.com/investor-relations.
(2) Includes balances held on and off the Schwab platform. As of December 31, 2021, off-platform equity and bond funds, CTFs, and ETFs were $24.6 billion, $6.2 billion, and $92.3 billion, respectively.
(3) Excludes all proprietary mutual funds and ETFs.
(4) As of December 31, 2021, third-party money funds were $13.5 billion.
(5) Fourth quarter of 2021 includes outflows of $27.6 billion from mutual fund clearing services clients. First quarter of 2021 includes an outflow of $14.4 billion from a mutual fund clearing services client. Fourth quarter of 2020 includes inflows of $890.7 billion related to the acquisition of TD Ameritrade.
(6) Fourth quarter of 2020 includes inflows of $680.6 billion related to the acquisition of TD Ameritrade.
(7) Fourth quarter of 2020 includes 14.5 million new brokerage accounts related to the acquisition of TD Ameritrade.
(8) In the fourth quarter of 2021, banking accounts were reduced as a result of inactive account closures.
N/M Not meaningful. Percentage changes greater than 200% are presented as not meaningful.

The Charles Schwab Corporation Monthly Activity Report For December 2021

	2020	2021												Change
	Dec	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Mo.	Yr.
Market Indices (at month end)
Dow Jones Industrial Average	30,606	29,983	30,932	32,982	33,875	34,529	34,503	34,935	35,361	33,844	35,820	34,484	36,338	5%	19%
Nasdaq Composite	12,888	13,071	13,192	13,247	13,963	13,749	14,504	14,673	15,259	14,449	15,498	15,538	15,645	1%	21%
Standard & Poor’s® 500	3,756	3,714	3,811	3,973	4,181	4,204	4,298	4,395	4,523	4,308	4,605	4,567	4,766	4%	27%
Client Assets (in billions of dollars)
Beginning Client Assets	6,421.0	6,691.7	6,759.6	6,900.5	7,069.1	7,336.1	7,395.7	7,574.8	7,642.7	7,838.2	7,614.0	7,982.3	7,918.3
Net New Assets (1)	61.7	34.2	37.0	62.6	37.2	28.1	43.5	44.3	51.8	42.9	22.9	31.4	80.3	156%	30%
Net Market (Losses) Gains	209.0	33.7	103.9	106.0	229.8	31.5	135.6	23.6	143.7	(267.1)	345.4	(95.4)	139.4
Total Client Assets (at month end)	6,691.7	6,759.6	6,900.5	7,069.1	7,336.1	7,395.7	7,574.8	7,642.7	7,838.2	7,614.0	7,982.3	7,918.3	8,138.0	3%	22%
Core Net New Assets (2)	61.7	34.2	51.4	62.6	37.2	28.1	43.5	44.3	51.8	42.9	36.8	45.1	80.3	78%	30%
Receiving Ongoing Advisory Services (at month end)
Investor Services	471.8	472.4	481.3	495.2	511.1	517.8	525.1	531.9	542.5	530.1	548.3	543.1	559.2	3%	19%
Advisor Services (3)	2,828.3	2,840.6	2,913.3	2,997.9	3,112.5	3,150.4	3,209.3	3,256.5	3,333.4	3,253.2	3,399.8	3,374.3	3,505.2	4%	24%
Client Accounts (at month end, in thousands)
Active Brokerage Accounts	29,629	30,534	31,523	31,902	31,877	32,110	32,265	32,386	32,513	32,675	32,796	32,942	33,165	1%	12%
Banking Accounts (4)	1,499	1,518	1,542	1,608	1,562	1,584	1,574	1,578	1,594	1,580	1,593	1,608	1,499	(7)%	—
Corporate Retirement Plan Participants	2,054	2,069	2,093	2,105	2,116	2,130	2,149	2,159	2,188	2,207	2,213	2,198	2,200	—	7%
Client Activity
New Brokerage Accounts (in thousands)	626	1,095	1,211	847	609	549	499	402	402	374	397	448	473	6%	(24)%
Client Cash as a Percentage of Client Assets (5)	12.3%	12.2%	11.8%	11.5%	10.9%	10.8%	10.5%	10.4%	10.3%	10.8%	10.4%	10.5%	10.9%	40 bp	(140) bp
Derivative Trades as a Percentage of Total Trades	18.9%	17.4%	16.6%	18.5%	20.4%	20.9%	20.6%	22.2%	23.1%	23.1%	22.5%	23.4%	23.0%	(40) bp	410 bp
Selected Average Balances (in millions of dollars)
Average Interest-Earning Assets (6)	482,394	517,306	514,885	520,074	527,194	528,642	536,146	546,579	552,372	565,379	574,181	584,362	605,709	4%	26%
Average Margin Balances	59,142	62,999	69,064	71,266	72,863	75,921	78,410	79,910	81,021	81,705	83,835	87,311	88,328	1%	49%
Average Bank Deposits Account Balances (7)	163,463	167,980	167,433	164,866	162,392	160,459	161,377	151,275	150,896	152,330	154,040	153,877	154,918	1%	(5)%
Mutual Fund and Exchange-Traded Fund
Net Buys (Sells) (8,9) (in millions of dollars)
Equities	13,875	8,234	14,246	16,301	13,422	9,854	10,873	7,418	8,808	7,596	8,840	13,099	11,519
Hybrid	359	407	832	1,133	877	1	390	666	569	335	81	308	(1,207)
Bonds	12,169	13,601	9,334	8,237	8,940	5,906	10,101	6,917	8,044	6,232	4,425	4,097	5,600
Net Buy (Sell) Activity (in millions of dollars)
Mutual Funds (8)	6,336	5,713	6,273	6,190	5,754	2,022	5,872	2,644	3,876	(308)	302	189	(2,859)
Exchange-Traded Funds (9)	20,067	16,529	18,139	19,481	17,485	13,739	15,492	12,357	13,545	14,471	13,044	17,315	18,771
Money Market Funds	(7,332)	(5,248)	(4,405)	(4,528)	(5,153)	(3,988)	(3,806)	(2,501)	(1,372)	(1,512)	(451)	(1,725)	(144)
Note: Certain supplemental details related to the information above can be found at: https://www.aboutschwab.com/financial-reports.
(1) November 2021 includes an outflow of $13.7 billion from a mutual fund clearing services client. October 2021 includes an outflow of $13.9 billion from a mutual fund clearing services client. February 2021 includes an outflow of $14.4 billion from a mutual fund clearing services client.
(2) Net new assets before significant one-time inflows or outflows, such as acquisitions/divestitures or extraordinary flows (generally greater than $10 billion) relating to a specific client. These flows may span multiple reporting periods.
(3) Excludes Retirement Business Services.
(4) In December 2021, banking accounts were reduced as a result of inactive account closures.
(5) Schwab One®, certain cash equivalents, bank deposits, third-party bank deposit accounts, and money market fund balances as a percentage of total client assets.
(6) Represents average total interest-earning assets on the company’s balance sheet.
(7) Represents average TD Ameritrade clients’ uninvested cash sweep account balances held in deposit accounts at third-party financial institutions.
(8) Represents the principal value of client mutual fund transactions handled by Schwab, including transactions in proprietary funds. Includes institutional funds available only to Investment Managers. Excludes money market fund transactions.
(9) Represents the principal value of client ETF transactions handled by Schwab, including transactions in proprietary ETFs.

THE CHARLES SCHWAB CORPORATION
Non-GAAP Financial Measures
(In millions, except ratios and per share amounts)
(Unaudited)
In addition to disclosing financial results in accordance with generally accepted accounting principles in the U.S. (GAAP), Schwab’s fourth quarter earnings release contains references to the non-GAAP financial measures described below. We believe these non-GAAP financial measures provide useful supplemental information about the financial performance of the Company, and facilitate meaningful comparison of Schwab’s results in the current period to both historic and future results. These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may not be comparable to non-GAAP financial measures presented by other companies.

Schwab’s use of non-GAAP measures is reflective of certain adjustments made to GAAP financial measures as described below.

Non-GAAP Adjustment or Measure	Definition	Usefulness to Investors and Uses by Management
Acquisition and integration-related costs and amortization of acquired intangible assets	Schwab adjusts certain GAAP financial measures to exclude the impact of acquisition and integration-related costs incurred as a result of the Company’s acquisitions, amortization of acquired intangible assets, and, where applicable, the income tax effect of these expenses.

Adjustments made to exclude amortization of acquired intangible assets are reflective of all acquired intangible assets, which were recorded as part of purchase accounting. These acquired intangible assets contribute to the Company’s revenue generation. Amortization of acquired intangible assets will continue in future periods over their remaining useful lives.	We exclude acquisition and integration-related costs and amortization of acquired intangible assets for the purpose of calculating certain non-GAAP measures because we believe doing so provides additional transparency of Schwab’s ongoing operations, and is useful in both evaluating the operating performance of the business and facilitating comparison of results with prior and future periods.

Acquisition and integration-related costs fluctuate based on the timing of acquisitions and integration activities, thereby limiting comparability of results among periods, and are not representative of the costs of running the Company’s ongoing business. Amortization of acquired intangible assets is excluded because management does not believe it is indicative of the Company’s underlying operating performance.
Return on tangible common equity	Return on tangible common equity represents annualized adjusted net income available to common stockholders as a percentage of average tangible common equity. Tangible common equity represents common equity less goodwill, acquired intangible assets — net, and related deferred tax liabilities.	Acquisitions typically result in the recognition of significant amounts of goodwill and acquired intangible assets. We believe return on tangible common equity may be useful to investors as a supplemental measure to facilitate assessing capital efficiency and returns relative to the composition of Schwab’s balance sheet.

The Company also uses adjusted diluted EPS and return on tangible common equity as components of performance criteria for employee bonus and certain executive management incentive compensation arrangements. The Compensation Committee of CSC’s Board of Directors maintains discretion in evaluating performance against these criteria.

THE CHARLES SCHWAB CORPORATION
Non-GAAP Financial Measures
(In millions, except ratios and per share amounts)
(Unaudited)
The tables below present reconciliations of GAAP measures to non-GAAP measures:

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2021		2020		2021		2020
	Total Expenses Excluding Interest	Net Income	Total Expenses Excluding Interest	Net Income	Total Expenses Excluding Interest	Net Income	Total Expenses Excluding Interest	Net Income
Total expenses excluding interest (GAAP), Net income (GAAP)	$2,685	$1,580	$2,700	$1,135	$10,807	$5,855	$7,391	$3,299
Acquisition and integration-related costs (1)	(101)	101	(282)	282	(468)	468	(442)	442
Amortization of acquired intangible assets	(154)	154	(147)	147	(615)	615	(190)	190
Income tax effects (2)	N/A	(60)	N/A	(105)	N/A	(268)	N/A	(154)
Adjusted total expenses (non-GAAP), Adjusted net income (non-GAAP)	$2,430	$1,775	$2,271	$1,459	$9,724	$6,670	$6,759	$3,777
(1) Acquisition and integration-related costs for the three and twelve months ended December 31, 2021 primarily consist of $56 million and $283 million of compensation and benefits, $33 million and $132 million of professional services, and $9 million and $39 million of occupancy and equipment. Acquisition and integration-related costs for the three and twelve months ended December 31, 2020 primarily consist of $193 million and $235 million of compensation and benefits, $66 million and $158 million of professional services, and $10 million and $30 million of other expense.
(2) The income tax effects of the non-GAAP adjustments are determined using an effective tax rate reflecting the exclusion of non-deductible acquisition costs and are used to present the acquisition and integration-related costs and amortization of acquired intangible assets on an after-tax basis.
N/A Not applicable.

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2021		2020		2021		2020
	Amount	% of Total Net Revenues	Amount	% of Total Net Revenues	Amount	% of Total Net Revenues	Amount	% of Total Net Revenues
Income before taxes on income (GAAP), Pre-tax profit margin (GAAP)	$2,023	43.0%	$1,476	35.3%	$7,713	41.6%	$4,300	36.8%
Acquisition and integration-related costs	101	2.1%	282	6.8%	468	2.5%	442	3.8%
Amortization of acquired intangible assets	154	3.3%	147	3.5%	615	3.4%	190	1.6%
Adjusted income before taxes on income (non-GAAP), Adjusted pre-tax profit margin (non-GAAP)	$2,278	48.4%	$1,905	45.6%	$8,796	47.5%	$4,932	42.2%

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2021		2020		2021		2020
	Amount	Diluted EPS	Amount	Diluted EPS	Amount	Diluted EPS	Amount	Diluted EPS
Net income available to common stockholders (GAAP), Earnings per common share — diluted (GAAP)	$1,449	$.76	$1,050	$.57	$5,360	$2.83	$3,043	$2.12
Acquisition and integration-related costs	101.05		282.15		468.25		442.31
Amortization of acquired intangible assets	154.08		147.08		615.32		190.13
Income tax effects	(60)	(.03)	(105)	(.06)	(268)	(.15)	(154)	(.11)
Adjusted net income available to common stockholders (non-GAAP), Adjusted diluted EPS (non-GAAP)	$1,644	$.86	$1,374	$.74	$6,175	$3.25	$3,521	$2.45

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Return on average common stockholders’ equity (GAAP)	12%	11%	11%	9%
Average common stockholders’ equity	$46,898	$37,198	$47,318	$33,640
Less: Average goodwill	(11,952)	(6,845)	(11,952)	(6,590)
Less: Average acquired intangible assets — net	(9,456)	(5,624)	(9,685)	(5,059)
Plus: Average deferred tax liabilities related to goodwill and acquired intangible assets — net	1,889	1,005	1,919	1,005
Average tangible common equity	$27,379	$25,734	$27,600	$22,996
Adjusted net income available to common stockholders (1)	$1,644	$1,374	$6,175	$3,521
Return on tangible common equity (non-GAAP)	24%	21%	22%	15%
(1) See table above for the reconciliation of net income available to common stockholders to adjusted net income available to common stockholders (non-GAAP).